KYIVSTAR GROUP LTD.
Policy for the Recovery of Erroneously Awarded Compensation
Policy Owner:    Chief Financial Officer
Effective Date:    August 14, 2025

I.OVERVIEW
The Board of Directors (the “Board”) of Kyivstar Group Ltd. (an exempted company limited by shares, incorporated and existing under the laws of Bermuda with registration number 202504557) (the “Company”) has adopted this policy for the recovery of erroneously awarded compensation (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers in accordance with the Applicable Rules.
Each Executive Officer’s right to participate in any Incentive-based Compensation plan of the Company or receive any Incentive-based Compensation from the Company on or after the Effective Date shall be conditioned on the execution by such Executive Officer of Appendix 1 (Acknowledgement and Agreement Pertaining to the Kyvistar Group Ltd. Policy for the Recovery of Erroneously Awarded Compensation).
All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section IX, below.
II.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
(1)In the event that the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with the Applicable Rules as follows:
(i)After an Accounting Restatement, the Remuneration Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and demand for repayment, return or forfeiture of such compensation, as applicable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Executive Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Accounting Restatement and regardless of whether or when restated financial statements are filed by the Company. For the avoidance of doubt, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
(a)For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
(i)The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and

|EU-DOCS\54036749.4||

(ii)The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to Nasdaq.
(ii)The Committee shall have discretion, subject to applicable law, to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances, which may include, without limitation:
(a)requiring reimbursement of cash Incentive-based Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer;
(d)reducing or cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the Committee.
Notwithstanding the foregoing, except as set forth in Section II(2) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(iii)Unless otherwise prohibited by the Applicable Rules, to the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(iv)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions, subject to applicable law, reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(2)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section II(1) above if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following conditions are met:
(i)The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to Nasdaq;
(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder; or
(iii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any

|EU-DOCS\54036749.4||

amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
III.DISCLOSURE REQUIREMENTS
The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.
IV.NO INDEMNIFICATION; NO PERSONAL LIABILITY
The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, forfeited or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy). No member of the Committee or the Board shall have any personal liability to any person as a result of actions taken to recover erroneously awarded Incentive-based Compensation from Executive Officers in accordance with the Applicable Rules under this Policy. Each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent available under applicable law and the Company’s governing documents with respect to any actions taken to recover erroneously awarded Incentive-based Compensation from Executive Officers in accordance with the Applicable Rules under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law and the Company’s governing documents.
V.ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and, subject to any permitted review by Nasdaq pursuant to the Applicable Rules, any determinations made by the Committee shall be final and binding on all affected individuals. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with the Applicable Rules. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with the Applicable Rules, it shall be deemed amended to the extent necessary to ensure it is consistent therewith.
VI.AMENDMENT; TERMINATION
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. Notwithstanding anything in this Section VI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to

|EU-DOCS\54036749.4||

violate any Applicable Rules. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association and will be limited the extent that any provision of the Applicable Rules is no longer in effect or applicable to the Company.
VII.OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or Applicable Rules, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law and Applicable Rules. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, clawback, recoupment or forfeiture that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any of its affiliates or any provision in any employment agreement, incentive plan, equity or equity-based plan or award agreement thereunder, or any other compensatory plan, agreement or other arrangement of the Company or any of its affiliates.
VIII.SEVERABILITY
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
IX.DEFINITIONS
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(1)“Accounting Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(2)“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the Nasdaq listing rules, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or Nasdaq, in each case, as amended from time to time.
(3)“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer
(i)on or after the effective date of the applicable Nasdaq rules,
(ii)after beginning service as an Executive Officer,
(iii)who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company),

|EU-DOCS\54036749.4||

(iv)while the Company has a class of securities listed on a national securities exchange or a national securities association, and
(v)during the applicable Clawback Period (as defined below).
(4)“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
(5)“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(6)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(7)“Executive Officer” means each individual who is currently or was previously an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include (i) each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller); and (ii) each senior executive reporting to the Company Executive Chairman.
(8)“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including GAAP, IFRS and non-GAAP/IFRS financial measures, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, also be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(9)“GAAP” means United States generally accepted accounting principles.
(10)“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
(11)“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures.
(12)“Nasdaq” means the Nasdaq Stock Market LLC.
(13)“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
(14)“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

|EU-DOCS\54036749.4||

|EU-DOCS\54036749.4||

APPENDIX 1 - Acknowledgement and Agreement Pertaining to the Kyivstar Group Ltd. Policy for the Recovery of Erroneously Awarded Compensation
This Acknowledgment and Agreement (the “Acknowledgment”) is delivered by the undersigned employee (“Executive”), as of the date set forth below, to Kyivstar Group Ltd. (the “Company”). Effective as of August 14, 2025 (the “Effective Date”), the Board of Directors (the “Board”) of the Company adopted the Kyivstar Group Ltd. Policy for the Recovery of Erroneously Awarded Compensation, attached as Appendix 1 hereto (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Clawback Policy”).
In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and the Executive’s right to participate in, and as a condition to the receipt of, Incentive-based Compensation (as defined in the Clawback Policy), Executive hereby acknowledges and agrees to the following:
1.The Executive has read and understands the Clawback Policy and has had an opportunity to ask questions to the Company regarding the Clawback Policy.
2.The Executive is bound by and subject to the terms of the Clawback Policy and intends for the Clawback Policy to be applied to the fullest extent of the law.
3.The Clawback Policy shall apply to any and all Incentive-based Compensation that is approved, awarded or granted to the Executive on or after the Effective Date or received by the Executive during the Clawback Period (as defined in the Clawback Policy).
4.The Executive is not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Clawback Policy by the Company.
5.In the event of any inconsistency between the provisions of the Clawback Policy and this Acknowledgment or any applicable incentive-based compensation arrangements, employment agreement, equity agreement, indemnification agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive-based Compensation, the terms of the Clawback Policy shall govern.
No modifications, waivers or amendments of the terms of this Acknowledgment shall be effective unless signed in writing by the Executive and the Company. The provisions of this Acknowledgment shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.
By signing below, the Executive agrees to the application of the Clawback Policy and the other terms of this Acknowledgment.

Signature:
Printed Name:

Date:

|EU-DOCS\54036749.4||